Exhibit 99.3

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated as of December 2013, is among LAITRAM GROUP INC., a Louisiana corporation (the “Parent”), LAITRAM, L.L.C., a Louisiana limited liability company (“Laitram”), INTRALOX, L.L.C., a Louisiana limited liability company (“Intralox”), and LAPEYRE PROPERTIES, L.L.C., a Louisiana limited liability company (“Lapeyre Properties”) (Laitram, Intralox and Lapeyre Properties, individually and collectively the “Borrower”), the lenders party hereto (the “Lenders”) and JPMORGAN CHASE BANK N.A., as administrative agent, (the “Administrative Agent”).

RECITALS

A. The Parent, Borrowers, Lenders, and Administrative Agent executed a Credit Agreement dated as of October 24, 2012 (the “Credit Agreement”).

B. The parties wish to add banking services obligations to the Credit Agreement.

NOW, THEREFORE, in consideration of their mutual covenants and undertakings the parties agree as follows:

I. AMENDMENTS TO CREDIT AGREEMENT

1. Section 1.01 (Defined Terms) is hereby amended to add the following definitions in alphabetical order:

“Banking Services” means any and all of the following bank services provided to any loan party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including without limitation “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including without limitation, controlled disbursement, automated clearing house transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all Obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Secured Obligations” means all Obligations, together with (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

2. Section 2.18 (b) (Payments Generally; Allocation of Proceeds; Sharing of Set-Offs) of the Credit Agreement is hereby amended to read as follows:

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services or Swap Obligations), second, to prepay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of Protective Advances, fourth, to pay principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Protective Advances) and unreimbursed LC Disbursements ratably with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, to payment of any amounts owing with respect to Banking Services and Swap Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, all on a pari passu basis, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

3. Section 2.22 (Swap Agreements) of the Credit Agreement is hereby amended to read as follows:

SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed.

II. MISCELLANEOUS

1. This Amendment shall be effective upon the Administrative Agent’s receipt of duly executed counterparts of this Agreement by the Required Lenders, the Administrative Agent, the Parent, and the Borrowers.

2. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts) each of which shall constitute an original but all of which taken together shall constitute a single Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused the Amendment to be duly executed as of the date first written above.

BORROWERS:	LAITRAM, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Chief Financial Officer

INTRALOX, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Secretary/Treasurer

LAPEYRE PROPERTIES, L.L.C.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Secretary/Treasurer

PARENT:	LAITRAM GROUP, INC.

	By:	/s/ Lawrence P. Oertling
		Name:	Lawrence P. Oertling
		Title:	Treasurer

ADMINISTRATIVE AGENT	JPMORGAN CHASE BANK, N.A.
SWINGLINE LENDER AND LENDER:

	By:	/s/ Lynn S. Richard
		Name:	Lynn S. Richard
		Title:	Senior Vice President

LENDERS:	REGIONS BANK

	By:	/s/ Scott J. Sarrat
		Name:	Scott J. Sarrat
		Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Ryan J. Ortiz
		Name:	Ryan J. Ortiz
		Title:	Vice President

WHITNEY BANK

	By:	/s/ William Hoffmann
		Name:	William Hoffmann
		Title:	Senior Vice President